UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934
                               (Amendment No. __)*


                              musicmaker.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    62757C108
           ----------------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_| Rule 13d-1(b)

        |_| Rule 13d-1(c)

        |X| Rule 13d-1(d)


        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 62757C108                   13G                      Page 2 of 5 Pages

         NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   1     Virgin Holdings, Inc.

         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
   2                                                                     (b) |X|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

        NUMBER OF            5      SOLE VOTING POWER
         SHARES
      BENEFICIALLY                  12,098,663
        OWNED BY
          EACH               6      SHARED VOTING POWER
        REPORTING
         PERSON                     0
          WITH
                             7      SOLE DISPOSITIVE POWER

                                    12,098,663

                             8      SHARED DISPOSITIVE POWER

                                    0

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         12,098,663

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

         |_|

   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         39.50%

   12    TYPE OF REPORTING PERSON*

         CO

ITEM 1

        (a)    Name of Issuer

                      musicmaker.com, Inc.

        (b)    Address of Issuer's Principal Executive Offices

                      1831 Wiehle Avenue
                      Suite 128
                      Reston, Virginia 20190

ITEM 2

        (a)    Name of Persons Filing

                      Virgin Holdings, Inc.

        (b)    Address of Principal Business Office or, if none, residence

                      2751 Centerville Road
                      Suite 205
                      Wilmington, DE 19808

        (c)    Citizenship

                      Delaware

        (d)    Title of Class of Securities

                      Common Stock, par value $.01 per share

        (e)    CUSIP Number

                      62757C108

ITEM 3 This statement is not filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4         Ownership

               (a)    Amount Beneficially Owned:

                      12,098,663 shares

               (b) Percent of Class:

                      39.50%

               (c) Number of shares as to which such person has:

                         (i) Sole power to vote or to direct the vote:

                         12,098,663

                         (ii) Shared power to vote or to direct the vote:

                         (iii) Sole power to dispose or to direct the
                               disposition of:

                         12,098,663

                         (iv) Shared power to dispose or to direct the
                              disposition of:

                         0

ITEM 5         Ownership of Five Percent or Less of a Class

               Not applicable.

ITEM 6         Ownership of More than Five Percent on Behalf of Another Person

               Not applicable.

ITEM 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

               Not applicable.

ITEM 8         Identification and Classification of Members of the Group

               Not applicable.

ITEM 9         Notice of Dissolution of Group

               Not applicable.

ITEM 10        Certification

               Not applicable.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 12, 1999

                                    VIRGIN HOLDINGS, INC.


                                    By: /s/ Susan Feingold
                                       -----------------------------------
                                       Name: Susan Feingold
                                       Title: Secretary